Exhibit 99.1

T2 Biosystems Announces Preliminary Third Quarter 2024 Financial Results

Achieved 35% increase in total revenue compared to prior year period

LEXINGTON, Mass., October 7, 2024 (GLOBE NEWSWIRE)—T2 Biosystems, Inc. (NASDAQ: TTOO), a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, today announced preliminary unaudited financial and operational results for the third quarter 2024.

Recent Financial and Operational Highlights (unaudited)

•	Achieved third quarter total revenue of $2.0 million, representing an increase of 35% compared to the prior year period, driven by increased sepsis test revenue and instrument revenue.

•	Achieved sepsis test panel revenue of $1.6 million, representing an increase of 42% compared to the prior year period, driven by increased T2Bacteria® Panel revenue in the U.S.

•	Executed contracts for 11 T2Dx® Instruments during the third quarter, including 1 in the U.S. and 10 internationally.

•	Expanded international distribution network by entering into an exclusive distribution agreement covering Malaysia and Indonesia.

Recent Pipeline and Clinical Highlights

•	Received clearance from the U.S. Food and Drug Administration (FDA) to market the T2Candida® Panel for pediatric patients.

•	Advanced the T2Resistance® Panel toward U.S. FDA 510(k) submission which is expected to occur during the fourth quarter of 2024.

•	Defended successfully against an opposition of a key patent for the Company’s innovative direct-from-blood pathogen detection method filed with the European Patent Office by bioMerieux.

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The article “Changing the Culture of Blood Culture” recently published in The Lancet, a world-leading medical journal, highlighted the weaknesses of blood culture, and the ideal characteristics of culture-independent diagnostics consistent with the features and benefits provided by the T2Bacteria Panel, the T2Candida Panel, and the T2Resistance Panel.

“During the third quarter, our team delivered total revenue growth of 35% compared to the prior year period, which included more than a 200% increase in sales of the T2Bacteria Panel in the U.S., and more than a 75% increase in sales of the T2Dx Instrument in international markets,” stated John Sperzel, Chairman and CEO of T2 Biosystems. “In addition, we successfully defended a key European patent that protects our direct-from-blood detection methods, we received FDA-clearance to market and sell the T2Candida Panel for pediatrics, and we advanced the T2Resistance Panel toward FDA submission which we expect to occur during the fourth quarter of 2024.”

2024 Financial Outlook

The Company now expects fourth quarter 2024 total sepsis product revenue of $2.5 million to $3.5 million, representing growth of 49% to 109%, compared to the fourth quarter of 2023. The Company’s 2024 revenue guidance consists entirely of sepsis product revenue and does not include potential sales of the T2Biothreat Panel or the T2Lyme Panel.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology and include the T2Dx® Instrument, the T2Bacteria® Panel, the T2Candida® Panel, the T2Resistance® Panel, and the T2Biothreat™ Panel. T2 Biosystems has an active pipeline of future products, including the U.S. T2Resistance Panel, the T2Lyme™ Panel, and the expended T2Candida Panel to add the detection of Candida auris. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements about global commercial expansion and international strategy, and the potential for strong growth in the region, as well as statements that include the words “expect,” “may,” “should,” “anticipate,” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) continue to operate as a going concern and raise additional debt or equity financing necessary to fund working capital, make capital expenditures and service our debt, (b) realize anticipated benefits from commitments, contracts or products; (c) successfully execute strategic priorities; (d) bring products to market; (e) expand product usage or adoption; (f) obtain customer testimonials; (g) accurately predict growth assumptions; (h) realize anticipated revenues; (i) incur expected levels of operating expenses; or (j) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission, or SEC, on April 1, 2024, and other filings the Company makes with the SEC from time to time, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Investor Contact:

Philip Trip Taylor, Gilmartin Group

ir@T2Biosystems.com

415-937-5406